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                                                                        Ex. 10.1

                                CONTRACT OF SALE

      This Contract is entered into by and between COOK, INC., a Florida corporation ("Seller"), and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                              W I T N E S S E T H :

      FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                    ARTICLE I

                                    PROPERTY

      The conveyance by Seller to Purchaser shall include those certain tracts or parcels of land situated in Davenport, Polk County, Florida, said tracts containing approximately 5.3 acres and being more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes, together with all and singular the rights and appurtenances pertaining to such property including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys or rights-of-way and all rights of ingress and egress thereto (the foregoing property is herein referred to collectively as the "Land").

      The conveyance by Seller to Purchaser shall also include all buildings and other improvements on the Land including specifically, without limitation, all unsold and unreserved

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rental/timeshare units and all buildings, facilities and amenities comprising the vacation resort project being operated under the name "Villas at Polo Park " (the foregoing buildings and improvements are herein referred to collectively as the "Project").

      The conveyance by Seller to Purchaser shall also include all improvements, facilities, fixtures and personal property, tangible or intangible, of any kind whatsoever owned by Seller and used in connection with the operation of the Project including, but not limited to, the following items:

            (a) all unsold or unreserved timeshare inventory of Seller which currently consists of approximately 812 proposed intervals. Twenty (20) intervals, which are more particularly set forth in Exhibit "B" attached hereto and made a part hereof, have been sold ("Sold Units") or reserved ("Reserved Units") by Seller. The proceeds from the Sold Units shall be allocated, and ownership of the Reserved Units shall be transferred, in accordance with the terms set forth herein.

            (b) all engineering, maintenance, and housekeeping supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Project which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business;

            (c) all machinery, equipment, fixtures, furniture, artwork and other decorative items, signage and other personal property of every kind and character owned by Seller and located in or used in connection with the operation of the Project including, without limitation, (i) any furnishings, equipment or other personalty located in any business or management offices located in the Project; (ii) maintenance equipment and tools owned by Seller used in connection with the Project; and (iii) switchboards, computers and other machinery, equipment, fixtures, and keys;

            (d) any names, logos and designs owned by Seller and used exclusively in the ownership or operation of the Project;

            (e) all service, maintenance, employment, purchase orders and other contracts respecting the ownership, maintenance, operation, provisioning or equipping of the Project, including any transferable warranties and guaranties relating thereto;

            (f) all licenses, franchises and permits used in or relating to the ownership,

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      occupancy or operation of any part of the Project, if and to the extent transferable to Purchaser;

            (g) the owner's interest under all construction, development and design contracts entered into in connection with the construction of the Project and all transferable warranties, guaranties and bonds relating to the Project for the acquisition, construction, fabrication or installation thereof, if and to the extent transferable to Purchaser; and

            (h) any developer's, declarant's, or owner's interest under any declarations, operating agreements or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Project.

The foregoing items are hereinafter collectively referred to as the "Project Assets". Notwithstanding the foregoing, the following items are not "Project Assets" and will not be conveyed to Purchaser pursuant to this Contract: (i) 3 vans currently owned by Orlando Direct and stored at the Project; (ii) 2 Lincoln Town cars which are stored at the Project that are owned by Dan Boss and Glen Gillett; (iii) all furnishings in the upstairs apartment which is located in the reception building excluding the stove, refrigerator, washer and dryer; and (iv) all furnishings located in Units A214 and D106.

      Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Land, the Project, and the Project Assets are sometimes referred to collectively as the "Subject Property".

                                   ARTICLE II

                                 PURCHASE PRICE

      The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Six Million and No/100 Dollars ($6,000,000.00). The purchase price shall be payable in the following manner:

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            (a) One Million Five Hundred Thousand and No/100 Dollars
      ($1,500,000.00) shall be payable in cash at the closing; the entire cash down payment, net of closing costs incurred by Seller, shall be applied by Seller at closing to the reduction of the then outstanding principal balance of the existing indebtedness in the aggregate principal amount of approximately $3,400,000.00 which is secured by a first lien against the Subject Property and which is owed by Seller to First Federal Savings Bank of Lake County (the "Prior Indebtedness");

            (b) The balance of the purchase price shall be paid by Purchaser's execution and delivery at the closing of a promissory note (the "Note") payable to Seller in the original principal amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00). The Note shall "wrap-around" (except as to those phases of the Subject Property which contain Buildings A and D, the reception building, the pool, and the main access road, such phases being depicted on the site plan of the Subject Property attached hereto as Exhibit "C", which shall be released from the lien of the Prior Indebtedness at closing) (the "Released Property") and include the remaining aggregate unpaid principal balance of the Prior Indebtedness as reduced by the amount of the cash down payment that is applied to the Prior Note at closing by Seller. The Note shall provide and be secured as follows:

                  (i) The Note shall bear interest at the rate of seven percent
            (7%) per annum;

                  (ii) The principal balance of the Note shall be payable in thirty-six (36) successive monthly installments, the first of such installments to be due and payable thirty (30) days following the date of closing, and a like installment to be due and payable on the same day of each month thereafter, through and including the thirty-sixth (36th) month thereafter. The first thirty-five (35) of such principal installments shall each be in the amount of $50,000.00, and the thirty-sixth (36th) and final installment shall be in the amount of the then remaining unpaid principal balance of the Note. Each monthly installment of principal shall be accompanied by a payment of all then accrued but unpaid interest on the outstanding principal balance of the Note;

                  (iii) The Note shall provide that Purchaser shall pay the
            monthly installments of principal and interest due thereunder directly to the holder of the Prior Indebtedness for application against the outstanding principal balance of the Prior Indebtedness until such time as the Prior Indebtedness has been paid in full. Once the Prior Indebtedness has been paid in full, then any further payments on the Note that are made by Purchaser shall be paid directly to Seller.

                  (iv) The Note shall provide that it may be prepaid at any
            time, in whole or in part, without premium or penalty, and that interest shall immediately cease to

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            accrue on any part of the Note so prepaid; any partial prepayment shall be applied first to accrued interest and then to the next maturing installment of principal due on the Note;

                  (v) Both the Note and the Mortgage, as defined below, shall provide that upon the occurrence of a monetary default thereunder, Seller must provide Purchaser with written notice thereof and permit Purchaser to have ten (10) days from the date of the notice within which to cure the same before exercising any of Seller's remedies thereunder, and that upon the occurrence of a non-monetary default thereunder, Seller must provide Purchaser with written notice thereof and permit Purchaser to have thirty (30) days from the date of the notice within which to cure the same before exercising any of Seller's remedies thereunder; and

                  (vi) The Note shall be secured by a Mortgage and Security
            Agreement (the "Mortgage") covering the Subject Property to be executed by Purchaser and delivered at the time of closing; Purchaser shall be entitled to obtain releases of the timeshare units included as part of the Subject Property and of the remaining land, building and amenities comprising the Subject Property in the following sequence and manner. At the time of closing upon application of the initial cash down payment to the outstanding principal balance of the Prior Indebtedness, the holder of the Prior Indebtedness shall release the Released Property so that the Released Property is no longer encumbered by the liens securing payment of the Prior Indebtedness. Thereafter, no further releases from the liens securing payment of the Prior Indebtedness shall be granted until such time as the Prior Indebtedness has been paid in full at which time the remainder of the Subject Property shall be fully and finally released from the liens securing payment of the Prior Indebtedness. After closing, Purchaser shall also be entitled to commence obtaining releases of the timeshare units in Buildings A and D from the first lien created by the Mortgage and held by the Seller for the purpose of securing payment of the Note. Each such release of a timeshare unit will also include a release of the furniture and fixtures contained therein. Seller shall not be required to grant any release when the initial cash down payment is made by Purchaser at the time of closing; thereafter, for every $125,000.00 of principal which is paid by Purchaser on the Note, regardless of whether such payment is made to Seller or to the holder of the Prior Indebtedness, Purchaser shall be entitled to obtain the release of one timeshare unit in either Building A or Building D on a cumulative basis regardless of whether a release is requested at the time Purchaser has become entitled to obtain any such release. Aside from granting releases of the timeshare units contained in Buildings A and D, Seller shall not be required to release any other portion of the Subject Property until such time as the remaining balance of the Note has been paid in full. In addition to granting releases as set forth hereinabove, at such time as Purchaser executes a timeshare declaration for the purpose of subjecting the Released Property to a timeshare regime, Seller must join in the execution of such declaration for the

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            purpose of subordinating the liens which secure payment of the Note to the timeshare regime created thereby so that in the event of a foreclosure the rights of the purchasers of timeshare units will not be disturbed or impaired. Such subordination shall be in form and substance reasonably acceptable to Seller. At the time of filing of the timeshare declaration, if deemed necessary by Seller and and/or the holder of the Prior Indebtedness, Purchaser shall also execute and record an easement for the benefit of the future owners/occupants of the remainder of the Subject Property not included within the Released Property granting such owners/occupants the right to use the amenities included within the Released Property provided that such owners/occupants pay a proportionate share of the costs of operating and maintaining such amenities.

                  (vii) In addition to the foregoing, the Note and Mortgage
            shall contain all terms and provisions customarily used in the State of Florida for transactions of this type.

                                   ARTICLE III

                                  EARNEST MONEY

      Contemporaneous with the mutual execution hereof, Purchaser shall deliver to First American Title Insurance Company (the "Escrow Agent" or the "Title Company"), whose address is 13450 West Sunrise Boulevard, Suite 300, Sunrise, Florida 33323, to the attention of Marie Johnson, a check payable to the order of the Agent in trust in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) ("Earnest Money"). All Earnest Money shall be held and delivered in accordance with the provisions hereof. Escrow Agent shall immediately present for payment the check deposited by Purchaser and deposit same into an interest bearing Trust Account. All interest accruing upon the Earnest Money shall be held for the benefit of Purchaser so long as Purchaser is not in default under the terms of this Contract. If Purchaser defaults under the terms of this Contract or fails to acquire the Property through no fault of Seller, all interest accruing on the Earnest Money shall accrue to the benefit of Seller.

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      In the event that this Contract is closed, then all Earnest Money shall be applied in partial satisfaction of the purchase price hereunder. In the event that this Contract does not close, then the Earnest Money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that Five Thousand Dollars ($5,000.00) of the Earnest Money shall in all events be delivered to Seller as valuable consideration for the inspection period described in Article VI hereinbelow and the execution of this Contract by Seller.

                                   ARTICLE IV

                        PRE-CLOSING OBLIGATIONS OF SELLER

      Within twenty (20) days from the date of execution of this Contract, Seller shall furnish to Purchaser, at Seller's sole cost and expense, each of the following (collectively, the "Due Diligence Items"):

            a. An as-built survey of the Subject Property which Survey shall be dated subsequent to the date of execution of this Contract and which Survey shall: (a) include a metes and bounds legal description of the Land; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable);
      (c) recite the exact number of square feet included within the Land and within each building located on the Land; (d) state whether the Land (or any portion thereof) lies within a flood zone or flood prone area; (e) state the number of parking spaces situated on the Land; (f) contain a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Land and the Improvements has been certified by the surveyor as being correct and that the Land does not lie within any flood zone or flood prone area, except as indicated thereon, that the Land has access to public streets as indicated thereon, and otherwise be in the form of Exhibit "D" attached hereto and made a part hereof; and (g) otherwise be in form sufficient for the amendment of the boundary exception by the Title Company. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the

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      legal description employed in the documents of conveyance of the Subject
      Property;

            b. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment;

            c. A list of all service contracts, warranties, management, maintenance, or other agreements affecting the Subject Property, if any, together with copies of same. Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Purchaser and which cannot be cancelled by Purchaser upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser. A list of all existing leases affecting the Subject Property together with copies of same shall also be provided to Purchaser;

            d. Copies of all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Subject Property and the operation thereof, if any, including, but not limited to, any timeshare registration statement filed by Seller in Florida;

            e. All site plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Subject Property in the possession of Seller, if any;

            f. True and correct copies of the financial statements prepared by Seller covering the Subject Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

            g. True and correct copies of any existing option contracts, construction contracts, and architectural contracts relating to all or any portion of the Subject Property;

            h. A schedule of all Project Assets (specifying whether any such Project Assets are leased);

            i. A list of any unwritten agreements affecting the Subject Property to which Seller is a party or of which Seller has knowledge; and

            j. All other reasonably requested information in the possession of Seller and pertaining to the ownership and operation of the Subject Property.

            k. Any Due Diligence Items provided to Purchaser shall be considered confidential and if Closing does not occur as contemplated herein, all of same shall be

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      promptly returned to Seller.

      Within forty (40) days from the date of execution of this Contract, Seller must also have obtained written approval and consent to the transactions necessary to close under this Contract as required under the terms and conditions of any debt instruments, agreements or other obligations binding Seller, Seller's affiliates or the Subject Property. In particular, Seller must obtain the approval of the holder of the Prior Indebtedness with respect to the sale of the Subject Property to Purchaser and the manner of payment of the Prior Indebtedness by Seller as set forth in the Note described hereinabove.

                                    ARTICLE V

                             TITLE INSPECTION PERIOD

      Purchaser shall have a period of forty-five (45) days following the date of execution of this Contract within which to review and approve the information to be provided to Purchaser pursuant to subparagraphs (a) and (b) of Article IV (the "Title Review Period"). If the information to be provided pursuant to subparagraphs (a) and (b) of Article IV reflect or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have twenty (20) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to

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accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is understood and agreed that the Subject Property will be conveyed to Purchaser subject to the rights of all existing purchasers who have executed contracts for the purchase of timeshare intervals in the Project and that the rights of such purchasers shall be Permitted Exceptions. The lien securing payment of the Prior Indebtedness shall also be a Permitted Exception.

                                   ARTICLE VI

                                INSPECTION PERIOD

      Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring forty-five (45) days thereafter (the "Inspection Period"). During the Inspection Period, Purchaser shall also attempt to obtain all

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governmental approvals required in order to permit Purchaser to continue to sell the timeshare intervals which are included within the Subject Property.
Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the initial Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or in the event that Purchaser is unable to obtain all necessary governmental approvals in order to permit Purchaser to continue to sell the timeshare intervals which are included within the Subject Property, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all Earnest Money (less $5,000.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

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                                   ARTICLE VII

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

      Seller represents and warrants to Purchaser that Seller will have at closing good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions.

      Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the sale of timeshare intervals in the ordinary course of business and the Permitted Exceptions) without promptly discharging the same prior to closing.

      Seller hereby further represents and warrants to Purchaser as follows:

            a. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

            b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property;

            c. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear and tear and Article XIV hereof, and shall continue to manage the Subject Property in the same manner as it is currently being managed; Seller shall not remove any

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      fixtures, equipment, furnishings or other personal property from the
      Subject Property, nor shall Seller in any manner neglect the Subject Property;

            d. At all times from the date hereof through the date of closing, Seller shall cause to be maintained in force fire and extended coverage insurance upon the Subject Property, and public liability insurance with respect to damage or injury to person or property occurring on the Subject Property in at least such amounts as are maintained by Seller on the date hereof;

            e. With the exception of a budget clarification which has been requested of Seller, which Seller will address immediately, Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof;

            f. Seller has not received any notices from any party of any defects or inadequacies in the Subject Property or any part thereof which would adversely affect the condition of the Subject Property or the insurability of the Subject Property or the premiums for the insurance therefor;

            g. That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser;

            h. From the date of execution of this Contract through the date of closing, Seller will not enter into any long-term lease of any portion of the Subject Property or make any further sales of timeshare inventory without first obtaining the written consent of Purchaser, however, Seller shall be permitted, without first obtaining the written consent of Purchaser, to enter into leases for the rental of units (other than units in Buildings A or D) in the ordinary course of business each for a period of less than six (6) months. Notwithstanding the foregoing, Seller may enter into leases for any units in Buildings A and D for weekly intervals until closing. At closing, Purchaser shall pay Seller the sum of $39,000.00, which payment shall be unconditional, non-refundable and made in addition to the purchase price set forth in this Contract, for the contracts evidencing the Sold Units ("Sold Unit Contracts"). Each of the purchasers under the Sold Unit Contracts shall be referred to herein as a "Retail Purchaser". Purchaser shall have until ninety (90) days after closing to enter into a new contract with each Retail Purchaser and to provide Seller with the following: (i) written instructions from each Retail Purchaser detailing the transfer of the escrow deposits held pursuant to the Sold Unit Contracts to Purchaser's escrow agent; and (ii) written evidence from the State of Florida approving the appointment of Purchaser's escrow agent. If in connection with any particular Sold Unit Contract, items (i) and (ii) above are not received by Seller on or before ninety (90) days following the closing, Purchaser and Seller hereby acknowledge and agree that Seller may cancel any such Sold Unit Contract and immediately return all escrow deposits to each such Retail Purchaser. Notwithstanding the

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      foregoing, Purchaser and Seller hereby agree that if at any time Seller receives a request from any Retail Purchaser for the return of their deposit, Seller will immediately return such escrow deposit directly to the Retail Purchaser and cancel the related Sold Unit Contract;

            i. To the best of Seller's knowledge, there has been no material release of any pollutant or hazardous substance of any kind onto or under the Subject Property that would result in the prosecution of any claim, demand, suit, action or administrative proceeding based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. Section 9601 et seq.; and

            j. The assets and other items to be conveyed to Purchaser by Seller pursuant to this Contract comprise all of the assets and properties of Seller that are used in the operation of the Subject Property in the ordinary course of business and consistent with current practice; notwithstanding anything to the contrary contained herein, in the event that either Seller or Purchaser discovers after closing that any asset or item used in connection with the operation of the Subject Property has not been conveyed to Purchaser at closing, then Seller will immediately, upon demand by Purchaser, convey such asset or other item to Purchaser for no additional consideration of any kind whatsoever.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder and shall survive the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of one (1) year following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such one (1) year period. Notwithstanding the foregoing, it is understood and agreed by Purchaser and Seller that the aggregate liability of Seller under this Contract shall be limited to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

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                                  ARTICLE VIII

                         CONDITIONS PRECEDENT TO CLOSING

      The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

            a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract.

            b. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions.

            c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey.

            d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove or which would materially and adversely impact the income that Purchaser expects to be generated by the Subject Property.

            e. Seller must obtain the approvals and consents to the transactions necessary to close under this Contract from the holder of the Prior Indebtedness as set forth in Article IV hereinabove.

            f. On or prior to closing, Seller must have approved any timeshare declaration and the related timeshare regime that Purchaser proposes to establish with respect to the Subject Property and must join in the execution of any such declaration for the purpose of subordinating the liens which secure payment of the Note to the timeshare regime created thereby. In addition, Seller, Purchaser, and the holder of the Prior Indebtedness must have agreed on any easement to be established for the benefit of the future owners/occupants of the remainder of the Subject Property not included within the Released Property for the purpose of granting such owners/occupants the right to use the amenities included within the Released Property provided that such owners/occupants pay a proportionate share of the costs of operating and maintaining such amenities.

      If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the Earnest Money (less $5,000.00) shall be returned to Purchaser pursuant to the refund provisions in Article III hereinabove, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE IX

                                     CLOSING

      The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before forty-five (45) days from the date of expiration of the Inspection Period. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing. Seller and Purchaser hereby agree that, if prior to the date of closing hereunder Purchaser has not received all governmental approvals required in order to permit Purchaser to continue to sell the timeshare intervals that are included within the Subject Property, then Purchaser shall have the right to obtain one ninety
(90) day extension of the deadline for closing hereunder by delivering to Seller a non-refundable extension fee in the amount of $100,000.00 ("Extension Fee"). The Extension Fee shall be paid directly to Seller and shall not be subject to any escrow. If Purchaser exercises this right, then the deadline for closing hereunder shall be extended by ninety (90) days. The $100,000.00 extension fee that must be paid by Purchaser in order to extend the deadline for closing hereunder by ninety (90) days shall be non-refundable to Purchaser but, if this Contract closes, shall be applied in partial satisfaction of the purchase price payable hereunder. Seller and Purchaser further agree that, if Purchaser has exercised Purchaser's right to obtain the first ninety (90) day extension of the deadline for closing hereunder and still has not obtained all necessary governmental approvals prior to the date of closing as extended, then Purchaser shall have the right to obtain a second ninety (90) day extension of the deadline for closing hereunder by delivering to Seller a second non-refundable extension fee in the amount of $250,000.00 ("Second Extension Fee"). The Second Extension Fee shall be paid directly to Seller and shall not be subject to any escrow. If Purchaser exercises this right, then the deadline for closing hereunder shall be extended by an additional ninety (90) days. The Second Extension Fee shall be non-refundable to Purchaser but, if this Contract closes, shall be applied in partial satisfaction of the purchase price payable hereunder.

                                    ARTICLE X

                         SELLER'S OBLIGATIONS AT CLOSING

      At the closing, Seller shall do the following:

            a. Deliver to Purchaser a special warranty deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and indefeasible fee simple title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

            b. Furnish to Purchaser, at Seller's sole expense, a "marked-up" title commitment to be followed by an Owner's Policy of Title Insurance (the "Title Policy") within a reasonable period of time and upon the Title Company's receipt of the original, recorded documents evidencing the transaction issued by the Title Company on the standard form in use in the State of Florida, insuring good and marketable fee simple title to the Subject Property in the Purchaser, in the amount of the purchase price subject only to the Permitted Exceptions.

            c. Deliver a bill of sale and a blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser the Project Assets. In this blanket assignment, Seller shall be entitled to reserve the right after closing to continue to use and occupy the upstairs apartment and the furniture contained therein which is located in the reception building included within the Subject Property and, in connection therewith, Purchaser shall permit Seller to maintain one vehicle on the Subject Property. This occupancy right of Seller shall continue in full force and effect until such time as the Note has been paid in full. Throughout the term of occupancy Seller shall be required to pay Purchaser an annual occupancy fee in the amount of $1.00. The blanket assignment shall also include an assignment of all existing lease agreements affecting the Subject Property.

            d. A Partial Release of the Released Property from the lien of the Prior Indebtedness and an estoppel letter in which the holder of the Prior Indebtedness consents to the sale of the Subject Property from Seller to Purchaser subject to the outstanding principal balance of the Prior Indebtedness, sets forth the outstanding principal balance of the Prior Indebtedness as of the date of closing, confirms that there are no past due payments of principal or interest owing with respect to the Prior Indebtedness, confirms that there are no uncured defaults under any document executed in connection with or as security for the payment of the Prior Indebtedness, and confirms that all documents executed as security for or in connection with the Prior Indebtedness are presently in full force and effect.

            e. Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

            f. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

            g. Deliver to Purchaser an estoppel letter from the appropriate parties under any easement, license agreement or restrictive covenants benefiting or burdening the Subject Property in which such party confirms that Seller is not in default in the performance of any of Seller's obligations under any such agreement and, if and to the extent necessary, in which such party consents to the transfer of the Subject Property to Purchaser.

            h. Deliver to Purchaser all keys to all buildings and other improvements located on the Subject Property, combinations to any safes thereon, and security devices therein in Seller's possession.

            i. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

                                   ARTICLE XI

                       PURCHASER'S OBLIGATIONS AT CLOSING

      At the closing, Purchaser shall deliver to Seller the cash portion of the purchase price, via wire or cashier's check, the Note duly executed by Purchaser, and the Mortgage duly executed and acknowledged by Purchaser and in form ready for recording. In addition, Purchaser shall be obligated to transfer to Seller indefeasible fee simple title to each of the Reserved Units at no cost to the Seller. The transfer of title to the Reserved Units shall be completed within ten (10) days of Purchaser obtaining its recorded Declaration of Covenants, Conditions and Restrictions. This obligation of Purchaser shall survive the closing.

                                   ARTICLE XII

                              COSTS AND ADJUSTMENTS

      At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

            a. All interest owed on the Prior Indebtedness through and including the date of closing shall be the responsibility of Seller and shall be paid in full on or before the date of closing.

            b. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's prorata portion of such taxes. Seller's prorata portion of such taxes shall be based upon assessments for the immediately preceding calendar year taking into account the maximum allowable discount.

            c. All other income and ordinary operating expenses for or pertaining to the Subject Property including, but not limited to, public utility charges, maintenance, service charges, and all other normal operating charges of the Subject Property levied on or before the closing date shall be paid by Seller. All charges and deposits levied or required following the closing date shall be paid by Purchaser.

            d. Purchaser will pay taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. Seller will pay taxes on the deed and recording fees for documents needed to cure title defects. Except as specifically set forth hereinabove, any other charges and fees shall be paid as is normal and customary in Polk County, Florida.

      Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

      Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                                  ARTICLE XIII

                                ENTRY ON PROPERTY

      Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

                                   ARTICLE XIV

                     DAMAGE OR DESTRUCTION PRIOR TO CLOSING

      In the event that the Subject Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of Seller and Purchaser, is:

            a. Less than Two Hundred Thousand Dollars ($200,000.00), then at Purchaser's option, either (i) Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage; and, in the event such repairs have not been completed prior to closing, then the closing shall nevertheless proceed as scheduled, and Purchaser may have the Title Company withhold the funds necessary to make such repairs until Seller has repaired such damage pursuant to the provisions hereof, at which time such funds shall be distributed in accordance with the terms of this Contract or (ii) Purchaser may take an assignment of Seller's proceeds and a credit for Seller's deductible (as described in paragraph [b] below) and repair such damage;

or if said cost is:

            b. greater than Two Hundred Thousand Dollars ($200,000.00), then, at Purchaser's election, Seller shall pay to Purchaser, at closing, all insurance proceeds payable for such damage, and the sale shall be closed without Seller's repairing such damage but with Purchaser receiving a credit for the amount of any deductible provided for in the applicable insurance policy, or, if Purchaser does not elect to accept such insurance proceeds, then either Seller or Purchaser may elect to terminate this Contract.

                                   ARTICLE XV

                             POSSESSION OF PROPERTY

      Possession of the Property free and clear of all uses and encroachments, except the

Permitted Exceptions, shall be delivered to Purchaser at closing.

                                   ARTICLE XVI

                                     NOTICES

      All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

      Seller:                     Cook, Inc.
                                  3121 East Grand River
                                  Howell, Michigan 48843
                                  Attention: Daniel P. Boss
                                  Telephone No.: (517) 546-4836

      With required copy to:      Leonard Lubart
                                  Greenspoon Marder Hirschfeld Rafkin Ross &
                                  Berger, P.A.
                                  100 West Cypress Creek Road, Suite 700
                                  Fort Lauderdale, Florida 33309
                                  Telephone No.: (954) 491-2230
                                  Facsimile No.: (954) 343-6936

      Purchaser:                  Silverleaf Resorts, Inc.
                                  1221 River Bend Drive, Suite 120
                                  Dallas, Texas 75247
                                  Attention: Robert Mead
                                  Telephone No.: (214) 631-2266
                                  Facsimile No.: (214) 905-0514

      With required copy to:      George R. Bedell, Esq.
                                  Meadows, Owens, Collier, Reed, Cousins & Blau,
                                  L.L.P.
                                  901 Main Street, Suite 3700
                                  Dallas, Texas 75202
                                  Telephone No.: (214) 749-2448
                                  Facsimile No.: (214) 747-3732

                                  ARTICLE XVII

                                    REMEDIES

      In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, such failure shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the Earnest Money (less $5,000.00) shall be returned immediately to Purchaser pursuant to the refund provisions of Article III and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) sue Seller for specific performance or for actual damages; provided, however, that, in the event that Seller violates its obligations pursuant to this Contract and the closing does not occur as a result thereof, Purchaser's right to obtain any damages hereunder shall be limited to the recovery of Purchaser's out-of-pocket expenses, and in no event shall Purchaser have the right to sue for any other damages, including consequential damages, lost profits or punitive damages.

      In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the Earnest Money. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.

                                  ARTICLE XVIII

                                   ASSIGNMENT

      Subject to Seller's prior written approval which shall not be unreasonably withheld, Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser's duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser's sole option, choose, and from and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights, duties, and obligations of Purchaser hereunder.

                                       XIX

                        INTERPRETATION AND APPLICABLE LAW

      This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                       XX

                                   AMENDMENT

      This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                   ARTICLE XXI

                                    AUTHORITY

      Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                  ARTICLE XXII

                                 ATTORNEYS' FEES

      In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                  ARTICLE XXIII

                              DESCRIPTIVE HEADINGS

      The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXIV

                                ENTIRE AGREEMENT

      This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                   ARTICLE XXV

                             MULTIPLE ORIGINALS ONLY

      Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

                                  ARTICLE XXVI

                                   ACCEPTANCE

      Seller shall have until 5:00 o'clock p.m., February 16, 2004, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Florida, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Florida.

                                  ARTICLE XXVII

                                     ESCROW

      The Escrow Agent receiving funds is authorized and agrees by acceptance of them to deposit them promptly, hold same in escrow and, subject to clearance, disburse them in accordance with the terms and conditions of this Contract. Failure of clearance of funds shall not excuse Purchaser's performance. If in doubt as to Escrow Agent's duties or liabilities under the provisions of this Contract, Escrow Agent may, at Escrow Agent's option, continue to hold the subject matter of the escrow until the parties mutually agree to its disbursement, or until the judgment of a court of competent jurisdiction shall determine the rights of the parties or Escrow Agent may deposit the subject matter of this escrow with the Clerk of the Circuit Court having jurisdiction over the dispute. Upon notifying all parties concerned of such action, all liability on the part of Escrow Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow. Any suit between Purchaser and Seller where Escrow Agent is made a party because of acting as Escrow Agent hereunder, or in any suit wherein Escrow Agent interpleads the subject matter of the escrow, Escrow Agent shall recover reasonable attorney's fees and costs incurred with the fees and costs charged and assessed as Court costs in favor of the prevailing parties. The parties agree that the Escrow Agent shall not be liable to any party or person for misdelivery to Purchaser or Seller of items subject to this escrow, unless such misdelivery is due to the willful breach of this Contract by Escrow Agent.

                                 ARTICLE XXVIII

                             REAL ESTATE COMMISSION

      Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, or finder in connection with this transaction except for a possible claim by Parker Stevens Realty for which Seller shall be responsible, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this
Article XXVIII shall survive the closing.

      EXECUTED on this the 12 day of February, 2004.

                                              SELLER:

                                              COOK, INC., a Florida corporation

                                              By: /s/ DANIEL P. BOSS
                                                 -------------------------------
                                              Name: Daniel P. Boss
                                                   -----------------------------
                                              Title: President
                                                    ----------------------------


      EXECUTED on this the 11 day of February, 2004.

                                              PURCHASER:

                                              SILVERLEAF RESORTS, INC.

                                              By: /s/ ROBERT E. MEAD
                                                 -------------------------------
                                              Name: Robert E. Mead
                                                   -----------------------------
                                              Title: CEO
                                                    ----------------------------

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:_______________________________
Name:_____________________________
Title:____________________________

List of Exhibits:

Exhibit "A" Description of Property
Exhibit "B" Sold and Reserved Units
Exhibit "C" Site Plan
Exhibit "D" Surveyor's Certification